                                                                    EXHIBIT 11.1


                                OZEMAIL LIMITED

        COMPARISON OF NET INCOME (LOSS) PER COMMON AND EQUIVALENT SHARE

                     (in thousands, except per share data)

                                  (Unaudited)

                                               Three Months Ended      Nine Months Ended
                                                  September 30,          September 30,
                                              ---------------------   --------------------
                                                1996        1997        1996       1997
                                              ---------   ---------   ---------  ---------
Net income (loss)...........................  A$  1,078   A$   (398)  A$  1,022  A$ (9,003)
                                              ---------   ---------   ---------  ---------
Shares used in share computation -
 Common Stock shares outstanding
   (weighted average).......................    103,480     103,663      84,510    103,555
 Treasury stock effect of stock options.....      4,040          --       4,220         --
                                              ---------   ---------   ---------  ---------
Shares used in computation..................    107,520     103,663      88,730    103,555
                                              ---------   ---------   ---------  ---------

Net income per common and equivalent share..  A$   0.01   A$ (0.004)  A$   0.01  A$ (0.087)
                                              =========   =========   =========  =========

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